Exhibit 99.1

News Release
Date	Nov.2, 2005
For Release	Upon Receipt
Contact	Media:	Financial Community:
	Joe Balaban	Darrin Duda, CFA
	412-232-6848	412-393-1158

DUQUESNE LIGHT HOLDINGS REPORTS THIRD-QUARTER 2005 RESULTS

PITTSBURGH – Duquesne Light Holdings (NYSE: DQE) today reported income from continuing operations for the third quarter of 2005 of $43.5 million, or $0.56 per share, compared to $23.4 million, or $0.31 per share, in the third quarter of 2004. Third-quarter 2005 income reflects an $11.7 million gain from the sale of an equity investment in an energy facility operating partnership (Energy Solutions segment), and an increase of $6.5 million in the value of mark-to-market energy contracts (Electric Supply segment), while the third quarter of 2004 reflects an acquisition termination charge of $4.8 million (Electric Supply segment).

“We continue to make significant progress throughout our business in implementing our long-term strategy, and, at the same time, we are on track to meet or exceed our overall 2005 financial and operational goals,” said Morgan O’Brien, president and chief executive officer.

Income for the third quarter of 2005, reported by business segment, in millions, was as follows:

	2005	2004
Electric Delivery	$16.3	$15.5
Electric Supply	9.3	(0.5)
Energy Solutions	19.1	6.9
Financial	4.0	6.0
Communications	0.7	0.6
All other	(5.9)	(5.1)

Consolidated	$43.5	$23.4

Year-to-Date Results

For the nine months ended Sept. 30, 2005, income from continuing operations was $99.7 million, or $1.28 per share, compared to $68.1 million, or $0.89 per share, for 2004. Year-to-date 2005 income reflects an $11.7 million gain from the sale of an equity investment in an energy facility operating partnership (Energy Solutions segment), a gain of $4.6 million on the sale of an investment in a natural gas operating partnership (Financial segment), and a $13.1 million increase in the value of mark-to-market energy contracts (Electric Supply segment), while 2004 year-to-date income reflects an acquisition termination charge of $4.8 million (Electric Supply segment).

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Duquesne Light Holdings Reports Third-Quarter 2005 Results/Page 2

Year-to-date income, reported by business segment, in millions, was as follows:

	2005	2004
Electric Delivery	$31.1	$38.8
Electric Supply	26.9	9.6
Energy Solutions	29.5	16.2
Financial	22.8	19.7
Communications	1.9	1.3
All other	(12.5)	(17.5)

Consolidated	$99.7	$68.1

Earnings Outlook

The company is increasing its 2005 earnings guidance to a range of $105 million to $110 million, or $1.35 to $1.42 per share, from continuing operations. Projected 2005 earnings per share amounts are based on 77.6 million average outstanding shares of common stock.

Internet Broadcast

A live Internet broadcast of management’s presentation to members of the financial community is scheduled for 11 a.m., EST, today. The broadcast can be accessed through the company’s website (www.duquesnelightholdings.com). Once on the homepage, just click the link to “For Investors,” then click “Internet Broadcast of Management Presentation.” A replay of the presentation will be made available on the company’s website through Nov. 16. Please refer to the company’s 10-Q, which will be filed Nov. 9, for additional details regarding third-quarter 2005 results.

About the Company

Duquesne Light Holdings is comprised of an electric-utility company and several affiliate companies that complement the core business. Duquesne Light Company, its principal subsidiary, is a leader in the transmission and distribution of electric energy, offering superior customer service and reliability to more than half a million customers in southwestern Pennsylvania.

The foregoing contains forward-looking statements, the results of which may materially differ from those implied due to known and unknown risks and uncertainties, some of which are discussed below. Projected earnings, earnings growth, cash flow, capitalization, capital expenditures and dividends will depend on the performance of Holdings’ subsidiaries, and board policy. Demand for and pricing of electricity and landfill gas, changing market conditions and weather conditions could affect earnings levels. Duquesne Light’s earnings will also be affected by the number of customers who choose to receive electric generation through POLR III, by Duquesne Light’s ability to negotiate appropriate terms with suitable generation suppliers, by the performance of those suppliers, and by the changes in market value of energy commodity products under contract. Projected POLR supply requirements will depend on POLR customer retention, which in turn may depend on market generation prices, as well as the marketing efforts of competing generation suppliers. Projected transmission and distribution rate base will depend on the ultimate structure of Duquesne Light’s transmission and distribution rate cases, which in turn will be subject to PUC and FERC review and approval. Earnings will also be affected by rate base, equity and allowed return levels. Regional transmission organization (RTO) rules and FERC-mandated transmission charges could affect earnings. Changes in electric energy prices could affect earnings as the fair value of energy commodity contracts fluctuates. The amount and timing of any debt reduction or refinancing will depend on the availability of cash flows and appropriate replacement or refinancing vehicles. The amount and timing of any securities issuance (debt or equity) will depend on financial market performance. The credit ratings received from the rating agencies could affect the cost of borrowing, access to capital markets and liquidity. Customer energy demand, fuel costs and plant operations could affect Duquesne Energy Solutions’ earnings. Competition, operating costs and gas prices could affect earnings and expansion plans in the landfill gas business. Earnings with respect to synthetic fuel operations, landfill gas and affordable housing investments will depend, in part, on the continued availability of, and compliance with the requirements for, applicable federal tax credits. The availability of synthetic fuel and landfill gas tax credits depends in part on the average wellhead price per barrel of domestic crude oil. Demand for dark fiber will affect DQE Communications’ earnings. The final resolution of proposed adjustments regarding state income tax liabilities (which could depend on negotiations with the appropriate authorities) could affect financial position, earnings, and cash flows. Overall performance by Holdings and its affiliates could be affected by economic, competitive, regulatory, governmental and technological factors affecting operations, markets, products, services and prices, as well as the factors discussed in Duquesne Light Holdings’ SEC filings made to date.

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Statements of Income (Unaudited)

	(All Amounts in Millions, Except Per Share Amounts)
	Three Months Ended Sept. 30,		Nine Months Ended Sept. 30,
	2005	2004	2005	2004
Operating Revenues:
Retail sales of electricity	$222.7	$206.1	$593.6	$581.4
Other	40.6	36.7	110.3	97.4

Total Operating Revenues	263.3	242.8	703.9	678.8

Operating Expenses:
Purchased power	103.0	104.0	272.1	292.2
Other operating and maintenance	66.1	55.7	184.2	164.7
Acquisition termination cost	—	8.3	—	8.3
Depreciation and amortization	20.6	21.0	61.4	62.1
Taxes other than income taxes	14.8	13.6	41.6	39.7

Total Operating Expenses	204.5	202.6	559.3	567.0

Operating Income	58.8	40.2	144.6	111.8
Other Income	20.3	1.8	39.1	9.2
Interest and Other Charges	(16.5)	(16.1)	(45.7)	(45.7)

Income from Continuing Operations Before Income Taxes and Limited Partners’ Interest	62.6	25.9	138.0	75.3
Income Tax Expense	(21.8)	(5.0)	(45.9)	(12.2)
Benefit from Limited Partners’ Interest	2.7	2.5	7.6	5.0

Income from Continuing Operations	43.5	23.4	99.7	68.1
Income from Discontinued Operations – Net	0.1	0.2	0.4	0.7

Net Income	$43.6	$23.6	$100.1	$68.8

Average Number of Common Shares Outstanding	77.8	76.6	77.6	76.3

Basic Earnings Per Share of Common Stock:
Earnings from Continuing Operations	$0.56	$0.31	$1.28	$0.89
Earnings from Discontinued Operations	—	—	0.01	0.01

Basic Earnings Per Share of Common Stock	$0.56	$0.31	$1.29	$0.90

Dividends Declared Per Share of Common Stock	$0.25	$0.25	$0.75	$0.75